EXHIBIT 99.2

HEADWATERS INCORPORATED

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

Offer to Exchange

A new series of 2 7/8% Convertible Senior Subordinated Notes due 2016

and an Exchange Fee

for all outstanding

2 7/8% Convertible Senior Subordinated Notes due 2016

(CUSIP Nos. 42210PAA0 and 42210PAB8)

Pursuant to, and subject to the terms and conditions described in, the prospectus

dated             , 2007 and related letter of transmittal

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON , 2007, UNLESS EARLIER TERMINATED OR EXTENDED.

            , 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

We are offering to exchange $1,000 principal amount of a new series of our 2 7/8% Convertible Senior Subordinated Notes due 2016 ( the “New Securities”) and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted 2 7/8% Convertible Senior Subordinated Notes due 2016 (the “Old Securities”).

The exchange offer is made on the terms and is subject to the conditions set forth in our prospectus dated             , 2007 and the accompanying letter of transmittal.

We are asking you to contact your clients for whom you hold Old Securities. For your use and for forwarding to those clients, we are enclosing copies of the prospectus, as well as a letter of transmittal for the Old Securities. We are also enclosing a printed form of letter that you may send to your clients, with space provided for obtaining their instructions with regard to the exchange offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Global Bondholder Services Corporation has been appointed information agent for the exchange offer. Any inquiries you may have with respect to the exchange offer should be addressed to the information agent or to the dealer manager, at the respective addresses and telephone numbers as set forth on the back cover of the prospectus. Additional copies of the enclosed materials may be obtained from the information agent.

Very truly yours,

HEADWATERS INCORPORATED

Nothing contained herein or in the enclosed documents shall constitute you our agent or the agent of the dealer manager, the information agent or the exchange agent, or authorize you or any other person to use any document or make any statement on our or their behalf in connection with the exchange offer other than statements made in our prospectus or the related letter of transmittal.